Exhibit 15

Cataca Resources, Inc.
782 Ayala Avenue, Makati City,
Philippines

We acknowledge awareness of the use in this Registration Statement on Form S-1 of a report on unaudited interim financial information that pursuant to Rule 436(c) under the Securities Act of 1933, as amended, is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of that Act.

/s/ PLS CPA
PLS CPA
July 14, 2014
San Diego CA, 92111